Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 Tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in Board Election
PITTSBURGH, November 13, 2017 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its recent election. The election included two member director positions for Pennsylvania and two independent director positions. One new and one incumbent Pennsylvania member directors were elected and two incumbent independent directors were elected. All four will serve four-year terms beginning January 1, 2018.

Pennsylvania Member Directors – The new director is Glenn E. Moyer, Director at Univest Bank and Trust Co. in Souderton, Pennsylvania, and the incumbent director is Charles J. Nugent, Vice President at Fulton Bank, N.A. in Lancaster, Pennsylvania.

In addition to serving as Director of Univest Bank and Trust, Mr. Moyer is a Director of Univest Corporation of Pennsylvania, the bank’s holding company. Through his firm, Live Oak Strategies, LLC, he is also a retained senior advisor to four complementary depository institution advisory firms and undertakes other advisory engagements. Mr. Moyer served as Pennsylvania’s Secretary of Banking and Securities from 2011-2015 and as Board Chair of the Pennsylvania Housing Finance Agency and voting member of seven other commonwealth boards during that same period. For more than 30 years prior to his service to the commonwealth, he held a variety of positions in commercial banking including Division President of Meridian Bancorp, Inc. and President, CEO and Director of The Elverson National Bank and of National Penn Bank and its holding company, National Penn Bancshares, Inc. He holds the degrees of Master of Business Administration from St. Joseph’s University, Master of Education from Eastern New Mexico University and Bachelor of Science from Penn State University. Following his graduation from Penn State, he served as an officer in the U.S. Air Force.

Independent Directors – FHLBank’s members elected two incumbent directors to nonmember independent director positions: Rev. Luis A. Cortés, Jr., President and CEO, Esperanza in Philadelphia, Pennsylvania, and Thomas H. Murphy, Vice President of Information Technology and Chief Information Officer at the University of Pennsylvania in Philadelphia, Pennsylvania.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors – In addition to the directors-elect listed above, FHLBank Pittsburgh’s Board of Directors for 2018 includes the following members: Pamela C. Asbury, Teresa Bryce Bazemore, James R. Biery, Patrick A. Bond, Glenn R. Brooks, John K. Darr, Duke Dayal, Pamela H. Godwin, William C. Marsh, Brendan J. McGill, Charlotte B. McLaughlin, Lynda A. Messick and Bradford E. Ritchie.

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles.

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